Exhibit 99.5
To the Limited Partners of
CMF Sasco Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Sasco Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
CMF Sasco Master Fund L.P.:
We have audited the accompanying statements of financial condition of CMF Sasco Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of income and expenses, and changes in partners’ capital for the year ended December 31, 2010 and for the period April 1, 2009 (commencement of trading operations) to December 31, 2009. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such 2010 and 2009 financial statements present fairly, in all material respects, the financial position of CMF Sasco Master Fund L.P. as of December 31, 2010 and 2009, and the results of its operations and its changes in partners’ capital for the year ended December 31, 2010 and for the period April 1, 2009 (commencement of trading operations) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
March 23, 2011

CMF Sasco Master Fund L.P.
Statements of Financial Condition
December 31, 2010 and 2009

	2010	2009

Assets:
Equity in trading account:
Cash (Note 3c)	$66,835,200	$24,418,043
Cash margin (Note 3c)	11,342,424	13,203,497
Net unrealized appreciation on open futures and exchange-cleared swap contracts	2,313,324	—
Options purchased, at fair value (cost $2,081,059)	1,391,346	—

Total assets	$81,882,294	$37,621,540

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures and exchange-cleared swap contracts	$—	$653,492
Options premium received, at fair value (premium $105,660)	93,500	—
Accrued expenses:
Professional fees	105,164	62,714

Total liabilities	198,664	716,206

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2010 and 2009	—	—
Limited Partners, 64,552.5506 and 33,533.4656 Redeemable Units outstanding at December 31, 2010 and 2009, respectively	81,683,630	36,905,334

Total liabilities and partners’ capital	$81,882,294	$37,621,540

Net asset value per unit	$1,265.38	$1,100.55

See accompanying notes to financial statements.

CMF Sasco Master Fund L.P.
Condensed Schedule of Investments
December 31, 2010

	Number of		% of Partners’
	Contracts	Fair Value	Capital

Futures and Exchange-Cleared Swap Contracts Purchased
Energy
NYMEX Henry Hub Natural Gas Apr 11 – Oct 12	4,925	$5,588,937	6.84%
Ice Henry Hub Natural Gas Swap Feb. 11 – Mar 12	1,125	(2,649,312)	(3.24)
Other	6,157	(1,061,730)	(1.30)

Total futures and exchange-cleared swap contracts purchased		1,877,895	2.30

Futures and Exchange-Cleared Swap Contracts Sold
Energy
Other	8,010	435,429	0.53

Total futures and exchange-cleared swap contracts sold		435,429	0.53

Options Purchased
Energy Puts	5,686	1,391,346	1.70

Total options purchased		1,391,346	1.70

Options Premium Received
Energy Puts	275	(93,500)	(0.11)

Total options premium received		(93,500)	(0.11)

Total fair value		$3,611,170	4.42%

See accompanying notes to financial statements.

CMF Sasco Master Fund L.P.
Condensed Schedule of Investments
December 31, 2009

	Number of		% of Partners’
	Contracts	Fair Value	Capital

Futures and Exchange-Cleared Swap Contracts Purchased
Energy
NYMEX Henry Hub Swap Apr 10 – Mar 12	5,211	$(2,594,295)	(7.03)%
NYMEX Henry Hub Natural Gas May 10 – Apr 11	2,308	(2,498,421)	(6.77)
Other	5,533	761,344	2.06

Total futures and exchange-cleared swap contracts purchased		(4,331,372)	(11.74)

Futures and Exchange-Cleared Swap Contracts Sold
Energy
NYMEX Henry Hub Swap May 10 – Jan 12	4,343	1,872,587	5.07
NYMEX Henry Hub Natural Gas Feb 10 – Jan 11	3,600	2,892,435	7.84
Other	1,067	(1,087,142)	(2.94)

Total futures and exchange-cleared swap contracts sold		3,677,880	9.97

Total fair value		$(653,492)	(1.77)%

See accompanying notes to financial statements.

CMF Sasco Master Fund L.P.
Statements of Income and Expenses
for the year ended December 31, 2010 and for the period April 1, 2009
(commencement of trading operations)
to December 31, 2009

	2010	2009

Income:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	$2,927,962	$3,935,951
Change in net unrealized gains (losses) on open contracts	2,289,263	(653,492)

Gain (loss) from trading, net	5,217,225	3,282,459
Interest income	50,117	16,882

Total income (loss)	5,267,342	3,299,341

Expenses:
Clearing fees	658,820	496,529
Professional fees	261,082	112,701

Total expenses	919,902	609,230

Net income (loss)	$4,347,440	$2,690,111

Net income (loss) per unit (Note 6)	$166.12	$101.21

Weighted average units outstanding	39,668.2287	27,923.5104

See accompanying notes to financial statements.

CMF Sasco Master Fund L.P.
Statements of Changes in Partners’ Capital
for the year ended December 31, 2010 and for the period April 1, 2009
(commencement of trading operations)
to December 31, 2009

Partners’
Capital

Initial capital contribution at April 1, 2009 representing 6,000.0000 Redeemable Units	$6,000,000
Net income (loss)	2,690,111
Subscriptions of 34,959.7832 Redeemable Units	36,210,261
Redemptions of 7,426.3176 Redeemable Units	(7,978,156)
Distribution of interest income to feeder funds	(16,882)

Partners’ Capital at December 31, 2009	36,905,334
Net income (loss)	4,347,440
Subscriptions of 39,542.4363 Redeemable Units	51,313,750
Redemptions of 8,523.3513 Redeemable Units	(10,832,777)
Distribution of interest income to feeder funds	(50,117)

Partners’ Capital at December 31, 2010	$81,683,630

Net asset value per unit:

2009:	$1,100.55

2010:	$1,265.38

See accompanying notes to financial statements.

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

1.	Partnership Organization:

CMF Sasco Master Fund L.P. (the “Master”) is a limited partnership that was organized under the partnership laws of the State of New York on February 20, 2009, to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master is authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master, owns a minority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”), indirectly through various subsidiaries, wholly owns CGM. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup. As of December 31, 2010, all trading decisions for the Master are made by the Advisor (defined below).

On April 1, 2009 (commencement of trading operations), Energy Advisors Portfolio L.P., formerly, Citigroup Energy Advisors Portfolio L.P., (“Energy Advisors”) allocated all of its capital to the Master and purchased 6,000.0000 Redeemable Units with cash equal to $6,000,000. On May 1, 2009, Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master and purchased 16,437.9008 Redeemable Units with cash equal to $16,364,407 and a contribution of open commodity futures contracts with cash equal to $(1,325,727). On October 1, 2010, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master and purchased 19,612.3882 Redeemable Units with cash equal to $25,535,000. On December 1, 2010, Global Diversified Futures Fund L.P. (“Global Diversified”) allocated a portion of its capital to the Master and purchased 3,064.6736 Redeemable Units with cash equal to $4,000,000. The Master was formed to permit commodity pools managed now or in the future by Sasco Energy Partners LLC (the “Advisor”) using the Energy Program, the Advisor’s proprietary, discretionary trading program, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Energy Advisors, Emerging CTA, Tactical Diversified and Global Diversified, (each a “Feeder”, collectively the “Funds”), each of which owns approximately 17.2%, 22.8%, 55.3% and 4.7% of the Master at December 31, 2010, respectively. Energy Advisors and Emerging CTA had approximately 34.9% and 65.1% investments in the Master at December 31, 2009, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2029; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

c.	Master’s Investments. All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e. to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by a broker-dealers that derive fair values for those assets from observable inputs (Level 2). As of and for the years ended December 31, 2010 and 2009, the Master did not hold any derivative instruments for which market quotations were not readily available and which were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). The

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

gross presentation of the fair value of the Master’s derivatives by instrument type is shown in Note 4, “Trading Activities”.

		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Assets
Futures and exchange-cleared swaps contracts	$2,313,324	$2,313,324	$—	$—
Options purchased	1,391,346	1,391,346	—	—

Total assets	3,704,670	3,704,670	—	—

Liabilities
Options premium received	$93,500	$93,500	$—	$—

Total liabilities	93,500	93,500	—	—

Total fair value	$3,611,170	$3,611,170	$—	$—

		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical Assets	Inputs	Inputs
	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Liabilities
Futures and exchange-cleared swaps contracts	$653,492	$653,492	$—	$—

Total liabilities	$653,492	$653,492	$—	$—

d.	Futures Contracts. The Master trades futures and exchange-cleared swaps. Exchange-cleared swaps are swaps that are traded as futures. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Realized gains (losses) and changes in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Options. The Master may purchase and write (sell), both exchange-listed and over-the-counter (“OTC”), options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

Statements of Financial Condition and marked to market daily. Realized gains (losses) and changes in unrealized gains (losses) on options contracts are included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. Generally, the 2009 through 2010 tax years remain subject to examination by U.S. federal and most state tax authorities. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. Management of the Master evaluates events that occur after the balance sheet date but before financial statements are filed. Management has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

i.	Net Income (Loss) per Unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon 30 days’ notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees including CGM’s direct brokerage fees shall be borne

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2010 and 2009, the amount of cash held by the Master for margin requirements was $11,342,424 and $13,203,497, respectively. The Customer Agreement may be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and exchange-cleared swap contracts on the Statements of Financial Condition.

All of the commodity interests owned by the Master are held for trading purposes. The average number of futures and exchange-cleared swap contracts traded for the year ended December 31, 2010 and for the period ended 2009, based on a monthly calculation, were 23,964 and 10,047, respectively. The average number of options contracts traded for the year ended December 31, 2010 and for the period ended 2009, based on a monthly calculation, were 1,136 and 340, respectively. In prior year, the average contracts were based on a quarterly and not a monthly calculation. The amounts for the year ended December 31, 2009 have been revised accordingly.

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

The following tables indicate the gross fair values of derivative instruments of futures and exchange-cleared swap and option contracts as separate assets and liabilities as of December 31, 2010 and 2009.

	December 31, 2010

Assets
Futures and Exchange-Cleared Swap Contracts
Energy	$14,170,149

Total unrealized appreciation on open futures and exchange-cleared swap contracts	$14,170,149

Liabilities
Futures and Exchange-Cleared Swap Contracts
Energy	$(11,856,825)

Total unrealized depreciation on open futures and exchange-cleared swap contracts	$(11,856,825)

Net unrealized appreciation on open futures and exchange-cleared swap contracts	$2,313,324	*

Assets
Options Purchased
Energy	$1,391,346

Options purchased	$1,391,346	**

Liabilities
Options Premium Received
Energy	$(93,500)

Options premium received	$(93,500	)***

*	This amount is in “Net unrealized appreciation on open futures and exchange-cleared swap contracts” on the Statements of Financial Condition.

**	This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

***	This amount is in “Options premium received, at fair value” on the Statements of Financial Condition.

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

December 31, 2009

Assets
Futures and Exchange-Cleared Swap Contracts
Energy	$10,906,404

Total unrealized appreciation on open futures and exchange-cleared swap contracts	$10,906,404

Liabilities
Futures and Exchange-Cleared Swap Contracts
Energy	$(11,559,896)

Total unrealized depreciation on open futures and exchange-cleared swap contracts	$(11,559,896)

Net unrealized depreciation on open futures and exchange-cleared swap contracts	$(653,492)*

*	This amount is in “Net unrealized depreciation on open futures and exchange-cleared swap contracts” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the year ended December 31, 2010 and for the period ended December 31, 2009.

	2010		2009
	Gain (loss) from trading		Gain (loss) from trading

Sector
Energy	$5,217,225		$3,282,459

Total	$5,217,225	**	$3,282,459	**

**	This amount is in “Gain (loss) from trading, net” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

6.  Financial Highlights:

Changes in the net asset value per unit for the year ended December 31, 2010 and for the period from April 1, 2009 (commencement of trading operations) to December 31, 2009 was as follows:

	2010	2009

Net realized and unrealized gains*	$172.99	$104.96
Interest income	1.29	0.66
Expenses**	(8.16)	(4.41)

Increase for the year/period	166.12	101.21
Distribution of interest income to feeder funds	(1.29)	(0.66)
Net asset value per unit, beginning of year/period	1,100.55	1,000.00

Net asset value per unit, end of year/period	$1,265.38	$1,100.55

*	Includes clearing fees.

**	Excludes clearing fees.

Ratios to average net assets:
Net investment income (loss)***	(1.9)%	(2.8	)%****

Operating expenses	2.0%	2.9	%****

Total return	15.0%	10.1%

***	Interest income less total expenses.

****	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in

CMF Sasco Master Fund L.P.
Notes to Financial Statements
December 31, 2010

commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk as the sole counterparty or broker with respect to the Master’s assets is CGM or a CGM affiliate. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM, the Master’s counterparty is an exchange or clearing organization.

The Advisor will concentrate the Master’s trading in energy related markets. Concentration in a limited number of commodity interests may subject the Master’s account to greater volatility than if a more diversified portfolio of contracts were traded on behalf of the Master.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, exchange-cleared swaps and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.